ASSET SALE AGREEMENT

BETWEEN

Montecito Offshore, L.L.C.

(AS SELLER)

AND

Paxton Energy, Inc.

(AS BUYER)

Dated March 28, 2011

ASSET SALE AGREEMENT

THIS ASSET SALE AGREEMENT (this "Agreement"), dated March 28, 2011, is between **Montecito Offshore, LLC,** a Louisiana limited liability company, with a mailing address of 909 Poydras Street, Suite 2200, New Orleans, Louisiana 70112 (hereinafter collectively "Seller") and **Paxton Energy, Inc** , a Nevada corporation with a mailing address of P.O. Box 1148, Zephyr Cove, NV 89448-1148("Buyer").

WITNESSETH:

That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. **SALE AND PURCHASE OF ASSETS**

1.1 Assets To Be Sold.

1.1.1 Seller shall sell, transfer, and assign, or cause others to sell, transfer and assign and deliver to Buyer, and Buyer shall purchase and receive all of Seller's rights, title, in and to the following:

(a) 70% leasehold working interest, with a net revenue interest of 51.975% of the oil and gas lease described in **Exhibit "A,"** including any renewals, extensions, ratifications and amendments to such lease whether or not such renewals, extensions, ratifications or amendments are described on Exhibit "A", together with all oil and gas unitization and communitization agreements, declarations and/or orders relating to the Lease, if any;

(b) to the extent transferable, all contracts, permits, rights-of-way, easements, servitudes, surface use agreements, licenses, pooling agreements, operating agreements, processing agreements, division orders, servitudes and other agreements of any kind or nature, (including but not limited to those described on **Exhibit "A"**) whether recorded or not (the "Contracts");

(c) originals or copies of records directly relating to the Lease in the possession of Seller (the "Records").

The Lease, Contracts and Records are hereinafter collectively referred to as the "Assets."

1.1.2 Transfer of Assets. The risk of loss and transfer of possession and control of the Assets shall occur and be made at Closing, but transfer of title to the Assets shall be made effective as of the Effective Date (as hereinafter defined). Seller and Buyer shall promptly execute such additional documents as may be necessary to transfer the rights, titles or interests herein sold and purchased on the records of any purchaser of Hydrocarbons.

1.2 Conveyancing Instrument. The Assets to be conveyed by Seller to Buyer pursuant to Section 1.1.1 shall be conveyed **"AS IS, WHERE IS", without warranty of title, unless otherwise specified herein,** and subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to Section 1.1.1 shall be transferred pursuant to an Assignment in substantially the form of **Exhibit "B"** (the "Assignment").

PSA PLS 1-13-11

1.3 Seller's Election to Effect IRC §1031 Exchange. In the event Seller so elects, Buyer agrees to accommodate Seller in effecting a tax-deferred exchange under Internal Revenue Code §1031, as amended. Seller shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If Seller elects to effect a tax deferred exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.

2. **PURCHASE PRICE AND EFFECTIVE DATE**

Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or its respective designee, Two Million Dollars ($2,000,000.00) cash and 15,000,000 common shares of Paxton (the "Purchase Price"), adjusted as set forth below.

2.1.1 Following execution of this Agreement, on or before April 4, 2011 a performance deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be paid by Buyer (the "Deposit"). The Deposit will be credited to the Purchase Price at Closing, will not bear interest, and is not refundable except as provided in this Agreement.

2.1.2 On or before sixty days from the date of execution of this agreement, the balance of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) shall be paid by Buyer (the "balance of the purchase price".

2.2 Transfer of Deposit and Purchase Price. The Deposit and the balance of the Purchase Price shall be paid by Buyer on the dates provided in Sections 2.1.1 and 2.1.2 above by completed wire transfer, in immediately available funds, to the account below or as directed in writing by Seller in the Closing Statement (defined below):

Bank Name:	Iberia Bank
ABA Routing Number:	265270413
For the Account of:	Montecito Offshore, LLC
Account Number:	20000206970
Please Advise:	Robert F. Smith, Managing Member
Phone Number:	504-525-6909

2.3 Effective Date of Sale. The effective date of the sale of the Assets described in Section 1.1, hereof, shall be the date of receipt by Seller of the payment of the balance of the purchase price (the "Effective Date").

3. **REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS, DISCLAIMERS AND WAIVERS**

3.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate:

3.1.1 Formation. Seller is a Louisiana limited liability company duly organized and validly existing, in good standing, under the laws of the State of Louisiana. Seller has the authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

3.1.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and Seller is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order, or decree of any court or

governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

3.1.3 No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

3.1.4 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

3.1.5 Formation. Buyer is a Nevada corporation duly organized and validly existing, in good standing, under the laws of the State of Nevada and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

3.1.6 Qualification. Buyer is qualified to own oil, gas and mineral leases in the Gulf of Mexico.

3.1.7 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer and Buyer is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the transactions contemplated by this Agreement.

3.2.1 No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

3.2.2 Compliance. From and after Closing, Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased.

3.2.3 Knowledge and Experience. Buyer has (and had prior to negotiations regarding the Properties) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Assets. Buyer is able to bear the risks of an investment in the Assets and understands risks of and other considerations relating to, a purchase of the Assets.

3.2.4 Opportunity to Verify Information. As of the Closing, Buyer has been furnished with materials relating to the Assets requested by Buyer under this Agreement and has been afforded the opportunity to ask questions of the Seller (or a person or persons acting on its behalf) concerning the Assets. Buyer has made its own independent investigation of the Properties to the extent necessary to evaluate the Assets. At Closing, Buyer shall be deemed to have knowledge of all facts contained in all materials, documents and other information which Buyer has been furnished or to which Buyer has been given access.

3.2.5 Funds Available. Buyer has sufficient funds to enable it to pay the Purchase Price.

3.2.6 Disclaimers, Waivers & Acknowledgments

3.2.7 Disclaimer. **EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE TO BE SOLD AS IS, WHERE IS AND WITH ALL FAULTS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, TITLE TO PERSONAL PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, THE QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES OR WELLS, OR OTHERWISE, CONCERNING ANY OF THE ASSETS. ALL WELLS, PERSONAL PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE IS".**

3.2.8 Acceptance of Assets "as is, where is". Buyer has made, or arranged for others to make, or has been afforded the opportunity to make an inspection and inventory of the Assets and, if not performed, waives such right at and with Closing. Buyer, at Closing, will accept all Assets in an "as is and where is" condition, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.

3.2.9 Acknowledgment. Buyer acknowledges that the Assets will be used for oil and gas drilling and producing operations, transportation operations, and related oilfield operations, and that Buyer has entered into this Agreement on the basis of Buyer's own investigation of, or right to investigate, the prospective oil and gas reserves, and has not relied in any manner whatsoever on Seller's technical and reserve estimates, including, without limitation, surface and subsurface conditions. Buyer is acquiring the Assets precisely and only in an "as is and where is" condition and assumes the risk that adverse physical conditions may exist, including, but not limited to, the presence of flowlines and pipelines on the lease which may or may not have been revealed by Buyer's investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing. Buyer hereby agrees to assume full responsibility for compliance with all obligations attributable, in any way, to the Assets and all laws, orders, rules and regulations concerning all of such conditions, known or unknown, and further agrees to defend, indemnify and hold the Seller Parties harmless for same, including, but not limited to, defense, indemnification and hold harmless for any liability, attorney's fees, fines, penalties or costs under all environmental laws, as defined in this Agreement.

3.2.10 **WAIVER OF CONSUMER RIGHTS. BUYER WAIVES ITS RIGHTS UNDER ALL DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION LAWS, AND ALL CONSUMER SPECIAL RIGHTS AND PROTECTION LAWS AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.**

IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

BUYER ACKNOWLEDGES THAT SELLER MAKES THIS SALE OF THE ASSETS TO BUYER WITHOUT ANY WARRANTY AS TO THE CONDITION OF THE ASSETS, INCLUDING ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, IT BEING UNDERSTOOD THAT BUYER TAKES THE ASSETS "AS IS" AND "WHERE IS"; BUYER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN INSPECTION OF THE ASSETS, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER WITH RESPECT TO THE CONDITION OF THE ASSETS. IN ADDITION, BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, TAX CONSEQUENCES, OR ENVIRONMENTAL CONDITION OF THE ASSETS. ALL WARRANTIES WITH RESPECT TO THE CONDITION OF THE ASSETS ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY BUYER. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONDITION OF THE ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.

SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS SALE, INCLUDING WITHOUT LIMITATION, THE QUALITY, QUANTITY OR ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, ITS AGENTS, REPRESENTATIVES OR EMPLOYEES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

4 TITLE MATTERS

4.1.1 Asset Title Review. Promptly after signing this Agreement and until Closing, Buyer shall have reasonable access, without express or implied warranty of any kind regarding the accuracy of such information, to copies of non-privileged information in Seller's possession regarding Seller's title to the Assets, which information Buyer may copy at its sole cost and expense (unless prohibited by agreement between Seller and a third party).

4.1.2 Alleged Title Defect. The term "Alleged Title Defect" shall refer to any defect or deficiency in title, except for Permitted Encumbrances, and with respect to discovery of a Title Defect, Buyer shall have the right to terminate this agreement without penalty.

4.1.3 Permitted Encumbrances. As used in this Section 6, the term "Permitted Encumbrances" means:

(a) lessor's royalties, non-participating royalties, overriding royalties, division orders, sales and transportation contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Asset to an amount less than the net revenue interest set forth on **Schedule 1.1**.

(b) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas lease or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Seller have no reason to believe they cannot be obtained;

(c) such Alleged Title Defects or other deficiencies or irregularities waived by Buyer in writing or not asserted on or before ten business (10) days prior to Closing;

(d) all environmental laws and regulations to the extent valid and applicable to the Assets;

(e) vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(f) all other liens, claims, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets relating to obligations not yet in default, and/or which individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on **Schedule 1.1** and do not obligate Buyer to bear costs and expenses relating to the maintenance, development, and operation of any of the interests in any amount greater than the working interest set forth on **Schedule 1.1**.

5 ENVIRONMENTAL MATTERS

5.1 Environmental Review. Promptly after signing this Agreement, Buyer may request access to the Assets and the non-privileged environmental data in Seller's files for the Assets to be sold herein. Buyer may request Seller's assistance in gaining access to Assets operated by others, but Buyer will be responsible for contacting the operators of such Assets to arrange for review and inspection, at Buyer's sole cost, risk and expense. Buyer specifically acknowledges that any access to Seller-operated Assets or such Seller data is given as an accommodation only, at Buyer's sole cost, risk and expense, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so or otherwise disclosed to or obtained by Buyer and that Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever. Seller shall cooperate with Buyer for the performance by Buyer of any additional environmental testing at Buyer's expense prior to Closing, which testing shall be conducted in a reasonable manner so as not to interfere with Seller's or operator's operation of the Assets, and Seller and Buyer shall

cooperate to ensure that such testing is performed on an expedited and confidential basis before Closing.

5.2 Indemnity Provisions. The indemnities provided for in this Section by Buyer and Seller, as the case may be, for Claims shall include, without limitation, an agreement to protect, indemnify, hold harmless and defend the Buyer or Seller, as the case may be, and Buyer's and Seller's Parties, respectively, against any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorney's fees and court costs), costs, expenses (including, without limitation, expenses associated with investigation of claims, testing and assessment), whether based on any theory of liability, including, but not limited to, negligence, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, **regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Buyer or Seller or any other person or party,** arising under any obligations under this Agreement or imposed by any applicable statutes, laws, rules, regulations, or orders. The indemnities will further include an agreement by the party providing the indemnification to take whatever actions are necessary to protect the party being indemnified from being subjected to any such claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees, costs or expenses, and to comply with reasonable requests by the party being indemnified to take such actions.

5.3 Post-Closing Environmental Indemnification by Buyer. As of the Closing, but subject to the provisions of Sections 7.3 and 7.6, Buyer specifically assumes and shall be responsible for all environmentally-related duties and obligations of Seller and Seller Parties with respect to the Assets from and after the Effective Date and shall protect, defend, indemnify and hold Seller and Seller Parties harmless from and against any and all Claims under any Environmental Law (hereafter defined) with respect to the Assets from and after the Effective Date, including with respect to any conditions and obligations existing as of the Effective Date or relating to periods before the Effective Date. The term "Environmental Law(s)" here and in this Section includes the Occupational Safety and Health Act, 29 U.S.C.A. §651, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.A. §6901, et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §9601, et seq.; the Clean Water Act, 33 U.S.C.A. §1251 et seq.; the Clean Air Act, 42 U.S.C.A. §7401, et seq.; the Safe Drinking Water Act, 42 U.S.C.A. §3001, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.A. §2701 et seq.; and all rules, regulations and orders adopted under the foregoing statutes or statutes enacted after the date of this Agreement applicable to any waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including naturally occurring radioactive materials), or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including naturally occurring radioactive materials), or hazardous substances on, included with, or emanating from or through the Assets into the atmosphere or in or upon land or any water course or body of water, whether above or below the ground, and all other federal, state and local environmental and oil and gas laws and regulations, as well as all acts, laws, and regulations amendatory or supplemental thereto.

5.4 **CONDITION OF THE ASSETS AND SPECIFIC BUYER INDEMNIFICATION WITH RESPECT TO NORM AND OTHER HAZARDOUS SUBSTANCES:** Buyer specifically assumes the risk of the condition of the Assets and shall inspect the Assets prior to Closing, or hereby expressly waives such right, if not exercised. Any such inspection, if made, shall cover but not be limited to the physical and environmental condition, and subsurface of the Assets. Waiver. Buyer waives for all purposes all objections associated with the environmental and physical and other condition of the Assets (including Material Contamination and Alleged Material Contamination), unless raised by proper notice within the applicable time period set forth in Section 7.2 and made Seller's responsibility under Sections 7.3(a) or (c); and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all claims, except Claims under Seller's

indemnities pursuant to Sections 7.3(a) and (c), they may have against Seller and Seller Parties associated with the same.

5.5 Exculpation and Indemnification. If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer's sole risk, cost and expense and Buyer waives and releases all claims against Seller (and its partners and its and their affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller (and its partners and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. **THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY**

5.6 **COVENANTS, ASSIGNMENTS AND CONTINUING OBLIGATIONS**

5.7 It is the intent and effect of this Agreement that the conveyance, transfer or assignment of the Assets by Buyer or any future conveyances, transfers or assignments made by Buyer shall not in any way diminish, compromise, extinguish, or effect a release of Seller's rights against Buyer, or Buyer's obligations to Seller. It is also the intent and effect of this Agreement that all conveyances, transfers or assignments of any Assets by Buyer and all future conveyances, transfers or assignments made by Buyer shall create rights in favor of Seller under this Agreement and under all subsequent conveyances, transfers or assignments pertaining to the Assets, and that the Seller is a third party beneficiary of such subsequent conveyances, transfers or assignments, so that the party or parties to whom Buyer conveys, transfers or assigns any Assets shall likewise be bound with Buyer to Seller for performance of Buyer's obligations to Seller under this Agreement. Such obligations shall include, but not be limited to, those involving abandonment obligations, covenants, terms, conditions, indemnities, liabilities, and assumed risks.

6 **CLOSING, TERMINATION AND FINAL ADJUSTMENTS**

6.1 Conditions Precedent. Each party's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction by the other party of the following conditions, unless the former party waives the condition:

6.1.1 Each party shall have performed and complied with all terms of this Agreement required to be performed or complied with by it at or prior to Closing.

6.1.2 No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a party or any of its affiliates.

6.1.3 The representations and warranties contained in Section 5 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

RB

6.1.4 Buyer shall have delivered to Seller either: (i) copies of any bonds covering the Assets required under any laws, rules or regulations of any federal, state or local governmental agency having jurisdiction over the Assets, issued by corporate sureties satisfactory to Seller; or (ii) a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing; and (iii) copies of all other necessary or appropriate consents, permits, insurance, approvals, authorizations and similar items required of Buyer to purchase, receive, own and operate the Assets as of the Closing Date and to otherwise transact business in the applicable jurisdiction(s).

6.2 Closing. The Closing of the transactions contemplated herein and the transfer of the Assets shall occur within sixty (60) days of execution of this agreement, at Seller's office, 909 Poydras Street, Suite 2200, New Orleans, LA 70112, at 10:00 a.m., local time, or such other date, time, and place as Seller and Buyer may agree in writing (the "Closing"). At Closing, the following shall occur:

6.2.1 Buyer and Seller shall execute and acknowledge an Assignment and Bill of Sale in substantially the form of **Exhibit "B"**, in form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement;

6.2.2 Buyer and Seller shall execute and acknowledge any such other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

6.2.3 To the extent permitted by law or contract, Seller or Buyer shall execute and deliver at Closing the requisite number of Designation of Operator forms and any other necessary forms as may be required by any governmental agency having jurisdiction

6.2.4 At the Closing, upon and against delivery of the Assignment and other instruments described in this Section, Buyer shall pay to Seller the balance of the purchase price by bank wire, as designated in advance by Seller under Section 22.

6.3 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

6.3.1 By mutual written agreement of Buyer and Seller;

6.3.2 Without any further action by Seller or Buyer if the Closing does not occur on or before May 28, 2011, unless the date of such Closing shall have been extended in writing by mutual agreement of the parties.

6.3.3 If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Seller may, at its option, assert its right of specific performance, declare the Deposit forfeited and retain same or pursue any other rights or remedies to which it may be entitled, at law or in equity. If this Agreement is terminated by Buyer or Seller under Sections 4.1, Seller shall promptly return the Deposit, exclusive of interest earned, if any, to Buyer and neither party shall have any further liability whatsoever to the other party pursuant to this Agreement.

RHS

7 MISCELLANEOUS

7 MISCELLANEOUS

7.1 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, no press release shall ever include any reserve estimates.

7.2 Assignment. Prior to Closing, Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns. After Closing, Buyer may not sell, transfer, assign, sublease or delegate any rights or interests acquired under this Agreement and the Assignment or delegate any duties assumed thereunder without any such grantee, transferee, assignee, sublessee or delegee having agreed in writing to be bound by all of the terms and provisions contained in this Agreement and the Assignment, and any such grantee, transferee, assignee, sublessee or delegee shall assume all duties and obligations imposed on Buyer set forth herein and therein or arising herefrom and therefrom; and any such transfer, assignment, sublease or delegation shall so provide. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations and liabilities under this Agreement and under the Assignment.

7.3 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties. No amendment shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and not for the benefit of third parties.

7.4 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:	If to Buyer:
Montecito Offshore, LLC 2200 Poydras St., Suite 2200 New Orleans, LA 70112 Attention: Robert F. Smith Land Manager Office: 504-525-6909	**Paxton Energy, Inc.** **P.O. Box 1148** **Zephyr Cove, NV 89448** **Attention: Charles Volk** Tel.: 775-588-5390 Fax No.:775-588-6350

Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

7.5 Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.

7.6 Confidentiality. Buyer agrees that all information furnished or disclosed by Seller in connection with the sale of the Assets shall remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein "Representatives") who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer and its Representatives shall promptly return to Seller any and all materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof. Nothing in this Section and this Agreement shall have the effect, prior to Closing, of terminating, modifying or superseding that certain Confidentiality Agreement dated December 10, 2010 between Buyer and Seller.

7.7 Survival of Certain Obligations. Representations and warranties in Section 5 of this Agreement (with the exception of the disclaimers and waivers contained therein) shall terminate one (1) year after the Closing Date; and thereafter no action may be commenced either in court or disputes brought to arbitration based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of the one-year period. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, continuing obligations of Buyer, and obligations of indemnity and defense contained in this Agreement shall survive the Closing indefinitely and shall be binding upon each party's successors and assigns.

7.8 Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

7.9 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

7.10 Exhibits. All of the Exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

7.11 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.

7.12 Expenses, Post-Closing Consents and Recording. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records and, for offshore leases, in all adjoining counties or parishes onshore of the Assets and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignments(s) within a reasonable period of time after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of governmental entities or

authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

7.13 **CONSPICOUSNESS/EXPRESS NEGLIGENCE**. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

7.14 Waiver of Certain Damages. Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section does not diminish or otherwise affect the parties' rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement or Seller's right to receive liquidated damages, including the Deposit.

EXECUTED as of the date first above written.

SELLER:	BUYER:
MONTECITO OFFSHORE, LLC	**PAXTON ENERGY, INC.**
By: *[signature]*	By: *[signature]*
Robert F. Smith, Managing Member	Charles F. Volk, Chairman and CEO